EXHIBIT 99

Letter of Resignation

To the members of the Board of Directors of Environmental Energy Services, Inc.

Gentlemen:

Please accept this letter as my resignation as President and as a member of the Board of Directors of Environmental Energy Services, Inc. (“EESV”) effective at 5:00 pm today, March 2, 2007.  I have thoroughly enjoyed my time with EESV and regret that my current situation makes my resignation necessary.  However, personal reasons require that I return to live in Oklahoma.

I recommend that the Company install Mike Thompson, currently COO of EESV, as President and elect him to take my vacant director position.  He has been a great asset to the Company.

I offer to avail myself to EESV to assist in any transition that is needed.  I also will provide answers to any and all questions that arise to make sure that EESV moves forward in the most efficient way possible.

Sincerely,

Douglas Holsted

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